Exhibit 23.2

CONSENT OF GRD MINPROC LIMITED

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) filed with the United States Securities and Exchange Commission on April 2, 2007, pursuant to the Securities Exchange Act of 1934, as amended.

We hereby consent to the use of and reference to our name and the Oyu Tolgoi Technical Report dated March 2007 (the “Technical Report”) and the inclusion of information derived from the Technical Report under the heading “Item 3: Description of the Business – Oyu Tolgoi Copper and Gold Project” and the use of and reference to our name in “Item 11: Interest of Experts” in the Company’s Annual Information Form for the year ended December 31, 2006 dated March 30, 2007 and in the 40-F, which are incorporated by reference into the registration statement on Form S-8 (File Nos. 333-113048, 333-128205 and 333-135595) of Ivanhoe Mines Ltd.

GRD MINPROC LIMITED
/s/ Peter Bryant
By:	Peter Bryant
Title:	Director

Dated: May 23, 2007